Exhibit 11.1

                              FORTE SOFTWARE, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands, except per share data)

                                                                                 Years Ended March 31,
                                                                                 ---------------------
                                                                              1995       1996      1997
                                                                              ----       ----       ----
Actual weighted average shares outstanding for the period:
Weighted average common shares outstanding ..............................     3,395      3,785     18,458
Weighted average common shares attributable to stock options and warrants       237        430      2,652
SAB 83, Cheap stock .....................................................     1,697      1,272          _
Conversion of outstanding preferred stock ...............................         _        602          _
                                                                            -------    -------    -------

Total common and cheap stock weighted average shares outstanding ........     5,329      6,089     21,110
                                                                            -------    -------    -------

Net income (loss) .......................................................   $(7,350)   $(1,988)   $ 7,249
                                                                            =======    =======    =======

Net income (loss) per share .............................................   $ (1.38)   $ (0.33)   $  0.34
                                                                            =======    =======    =======